Exhibit (i)(19)

ROPES & GRAY LLP PRUDENTIAL TOWER

800 BOYLSTON STREET BOSTON, MA 02199 WWW.ROPESGRAY.COM

April 28, 2025

Voya Partners, Inc.

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-1A (the “Registration Statement”) being filed today by Voya Partners, Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of shares of beneficial interest of the funds, each a series of the Company, as set forth in Exhibit A (the “Shares”).

We are familiar with the actions taken by the Directors of the Company to authorize the issuance of the Shares. In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons. We assume that upon sale of the Shares by the Company, the Company will receive the net asset value thereof.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Venable LLP insofar as such opinion relates to the laws of the State of Maryland (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction. We are providing a copy of that opinion together with this opinion, which is subject to the same assumptions as those set forth in the opinion of Venable LLP.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the shares of the Company has been duly authorized and, when issued, the shares will be validly issued, fully paid and nonassessable beneficial interests in the Company.

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April 28, 2025

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

April 28, 2025
Exhibit A

Fund (each a series of Voya Partners Inc.)	Share Class

Voya Index Solution 2070 Portfolio	Class ADV, Class I, Class S, Class S2, and
Class Z

Voya Solution 2070 Portfolio	Class ADV, Class I, Class S, and Class S2